SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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PROXY STATEMENT

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FIRSTBANK CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FIRSTBANK CORPORATION 311 Woodworth Avenue P.O. Box 1029 Alma, Michigan 48801

Dear Shareholder:

We invite you to attend the 2010 annual meeting of the shareholders of Firstbank Corporation.  This year’s meeting will be held at the Heritage Center on the campus of Alma College, West Superior Street, Alma, Michigan 48801, on Monday, April 26, 2010 at 4:30 p.m. (Alma time) to consider and vote upon:

1.                   The election of two directors to hold office for three year terms.

2.                   Advisory non-binding approval of Firstbank Corporation’s executive compensation program;

3.                   The ratification of the appointment by Firstbank Corporation’s Audit Committee of Plante & Moran, PLLC as independent auditors for the fiscal year ending December 31, 2010; and

4.                   Any other business that may properly come before the meeting or any adjournment of the meeting.

                Shareholders of record at the close of business on March 1, 2010, will be entitled to vote at the annual meeting and any adjournment of the meeting.

                                                                                                BY ORDER OF THE BOARD OF DIRECTORS,

                                                                                                /s/ Samuel G. Stone

                                                                                                Samuel G. Stone, Executive Vice President,

                Chief Financial Officer, Secretary, and Treasurer

Alma, Michigan

March 19, 2010

All shareholders are cordially invited to attend the meeting. WHETHER  OR  NOT  YOU  PLAN  TO ATTEND  IN  PERSON,  YOU  ARE  URGED  TO  DATE  AND  SIGN  THE  ENCLOSED  PROXY CARD  AND  RETURN  IT  PROMPTLY  IN  THE  POSTAGE  PAID  ENVELOPE  PROVIDED.  This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting in person and if you have submitted a proxy card, it will not be necessary for you to vote in person at the meeting.  However, if you attend the meeting and wish to change your proxy vote, you will be given an opportunity to do so.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 26, 2010:

This proxy statement and the 2009 Annual Report to Shareholders are available for viewing, printing and downloading at www.cfpproxy.com/5235

PROXY STATEMENT

FIRSTBANK CORPORATION

311 Woodworth Avenue

P.O. Box 1029

Alma, Michigan 48801

Telephone: (989) 463‑3131

ANNUAL MEETING OF SHAREHOLDERS

                This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Firstbank Corporation (the “Corporation”) to be voted at the annual meeting of its shareholders, to be held at the Heritage Center on the campus of Alma College, West Superior Street, Alma, Michigan 48801, on Monday,      April 26, 2010, at 4:30 p.m. (Alma time), and at any adjournment of the meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and form of proxy are first being sent to shareholders on or about March 24, 2010.  If you need directions to the location of the meeting or additional information about attending the meeting and voting in person, please contact Kim Campbell at 989-466-7328.

                If a proxy in the accompanying form is properly executed, duly returned, and not revoked, the shares represented by the proxy will be voted at the annual meeting of the Corporation’s shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, a proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for election of all nominees of the Board of Directors.   The Corporation’s management does not know of any other matters to be presented at the annual meeting.  If other matters are presented, the shares represented by proxy will be voted at the discretion of the persons designated as proxies who will take into consideration the recommendations of the Corporation’s management.

                Any shareholder executing a proxy in the enclosed form has the power to revoke it by notifying the Secretary of the Corporation in writing at the address indicated above at any time before it is exercised, or by appearing at the meeting and voting in person.

                Solicitation of proxies is being made by mail. Directors, officers, and regular employees of the Corporation and its subsidiaries may also solicit proxies in person or by telephone without additional compensation.  In addition, banks, brokerage firms, and other custodians, nominees, and fiduciaries may solicit proxies from the beneficial owners of shares they hold and may be reimbursed by the Corporation for reasonable expenses incurred in sending proxy material to beneficial owners of the Corporation’s stock. The Corporation will pay all expenses of soliciting proxies.

PROPOSAL 1:    ELECTION OF DIRECTORS

                The Board of Directors has nominated David W. Fultz and William E. Goggin for election to the Board of Directors at the annual meeting to serve three year terms that will expire in 2013.  Messrs. Fultz and Goggin are incumbents.

                The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not so selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

                A vote of shareholders holding a plurality of shares voting is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non‑votes and other shares not voted will not be counted as shares voted.  Additional information about the director nomination process is provided in this Proxy Statement under "Corporate Governance - Director Nominations."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR ELECTION OF ALL NOMINEES AS DIRECTORS

VOTING SECURITIES

                At the close of business on March 1, 2010, the record date for determination of the shareholders entitled to vote at the annual meeting, the Corporation had issued and outstanding 7,738,991 shares of its Common Stock, the only class of voting securities presently outstanding. Each share entitles its holder to one vote on each matter to be voted upon at the meeting.

                The Corporation is not aware of any shareholder that is the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Corporation as of March 1, 2010.

                The following table shows certain information concerning the shares of the Corporation beneficially owned by each of the Corporation’s directors and nominees for director, by the executive officers named in the summary compensation table below, and by all directors and executive officers as a group as of  December 31, 2009.

	Amount and Nature of Beneficial Ownership (1)

Name of Beneficial Owner	Sole Voting And Investment Power	Shared Voting or Investment Power (2)	Total Beneficial Ownership	Percent of Class

William L. Benear	21,668(3)(4)	0	21,668(3)(4)	*

Thomas D. Dickinson	7,269	1,609	8,878	*

David W. Fultz	0	3,652	3,652	*

Jeff A. Gardner	54,182	25,593	79,775	1%

William E. Goggin	19,745	1,261	21,006	*

Edward B. Grant	12,603	0	12,603	*

Dale A. Peters	13,531(4)	12,854	26,385(4)	*

David D. Roslund	7,480	705	8,185	*

Samuel A. Smith	5,860	17,748	23,608	*

Samuel G. Stone	39,389(3)(4)	2,945	42,334(3)(4)	*

Thomas R. Sullivan	85,679(3)(4)	550	86,229(3)(4)	1%

James E. Wheeler, II	19,560(3)(4)	24,732	44,292(3)(4)	*

All Directors and Executive Officers as a Group (12 Persons)	286,966	91,649	378,615	5%

*Represents less than 1 percent of the outstanding shares.

(1)

The numbers of shares stated are based on information furnished by each person listed and includes shares personally owned of record by that person and shares which under applicable regulations are deemed to be otherwise beneficially owned by that person. Under these regulations a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2)

Includes shares as to which the indicated person is legally entitled to share voting or investment power by reason of joint ownership, trust, or other contract or property right and shares held by spouses and children over whom the indicated person may have substantial influence by reason of the relationship.

(3)	Includes shares allocated to individual accounts under the 401(k).
(4)

Shares that may be acquired pursuant to stock options that are exercisable within 60 days are included in the table. The number of shares subject to such options for Mr. Benear is 11,731 shares; Mr. Peters is 11,731 shares; Mr. Stone is 24,898 shares; Mr. Sullivan is 16,063 shares; and Mr. Wheeler is 11,731 shares.

BOARD OF DIRECTORS

                The Articles of Incorporation of the Corporation provide that the Board of Directors will be divided into three classes, as nearly equal in number as practicable, with the term of office of one class expiring each year. The present Board of Directors consists of eight persons who are elected to the Board of Directors for terms of three years each by the Corporation’s shareholders.

                Biographical information concerning the current directors and the nominees who are nominated for election to the Board of Directors at the annual meeting is presented below. Except as otherwise indicated, all directors and nominees have had the same principal employment for over five years.  With the exception of Mr. Sullivan, the Corporation's President and Chief Executive Officer, all directors and director nominees have been determined by the Board of Directors to be independent under the NASDAQ Listing Standards.

A.            Nominees for 3-Year Terms Expiring in 2013

                David W. Fultz (age 62) has been a director of Firstbank – West Branch since October, 1994 and of the Corporation since 2004.  He is the owner of Fultz Insurance Agency located in St. Helen, Michigan and Kirtland Insurance Agency located in Rose City, Michigan.

                William E. Goggin (age 64) has been a director of Firstbank - Alma since February, 1974 and of the Corporation since December, 1985. Mr. Goggin has served as Chairman of the Board of the Corporation since 1986 and Chairman of the Board of Firstbank - Alma since 1974.  He is an attorney with the law firm Goggin Law Offices in Alma, Michigan.

B.            Directors with 3-Year Terms Expiring in 2011

                Edward B. Grant (age 60) has been a director of Firstbank (Mt. Pleasant) since 1988 and of the Corporation since 1990.  He has served as Chairman of the Board of Firstbank (Mt. Pleasant) since 1989.  Mr. Grant is the General Manager of Public Broadcasting at Central Michigan University.  Mr. Grant is a Certified Public Accountant, and holds a Ph.D. in accounting from Michigan State University.

                Samuel A. Smith (age 57) has been a director of Firstbank – St. Johns since June, 2000 and of the Corporation since June, 2003. Mr. Smith is the owner of Smith Family Funeral Homes, Inc. headquartered in Elsie, Michigan.

                Thomas D. Dickinson (age 51) has been a director of Firstbank – West Michigan (formerly known as Ionia County National Bank) since September, 2003 and of the Corporation since July, 2007.  He is a principal in the CPA firm of Biggs, Hausserman, Thompson & Dickinson, P.C. in Saranac, Michigan.  Mr. Dickinson also serves as a Managing Member of Biggs and Dickinson Financial Services, LLC and is a member of the Michigan Association of CPAs and the American Institute of CPAs.

C.            Directors with 3-Year Terms Expiring in 2012

                Jeff A. Gardner (age 57) has been a director and vice-chairman of Keystone Community Bank since 1997 and a director of the Corporation since October 2005.  Mr. Gardner is President of Gardner Group, which he formed in 1980. Gardner Group provides real estate services throughout southwestern Michigan, including development, construction, management, brokerage and maintenance.  Mr. Gardner is a principal in numerous real estate developments, construction projects, and a consulting company.  Mr. Gardner holds the designation of Certified Property Manager (CPM).

David D. Roslund (age 69) has been a director of Firstbank – Alma since March, 1990 and of the Corporation since January, 1995. Mr. Roslund, a Certified Public Accountant, is the Administrator of Warwick Living Center, a nursing home facility located in Alma, Michigan. He also is an investor in, and manager of, several local small businesses.

                Thomas R. Sullivan (age 59) became President & Chief Executive Officer of Firstbank Corporation in January, 2000.  He served as President, Chief Executive Officer of Firstbank (Mt. Pleasant from December, 1991 until January, 2007.  He has served as a director of Firstbank (Mt. Pleasant) since 1991.  He also serves as a director of Firstbank – Alma, Firstbank – West Branch and Firstbank – Lakeview since January, 2000, Firstbank – St. Johns since June, 2000, Keystone Community Bank since October, 2005 and as a director of Firstbank – West Michigan effective July, 2007.  Mr. Sullivan also served as Vice President of the Corporation from 1991 to 1996 and Executive Vice President of the Corporation from 1996 to 2000.

CORPORATE GOVERNANCE

Independence of Directors and Attendance at Meetings

                The Board of Directors of the Corporation is composed of a majority of independent directors (as independence is defined in the NASDAQ Listing Standards). During the fiscal year ended December 31, 2009, the Board of Directors of the Corporation held a total of 12 regular meetings. Various committees of the Board held meetings as needed.  Each director attended at least seventy-five percent (75%) of the total meetings of the Board of Directors and meetings of the committees on which they served. The Corporation also encourages all members of the Board to attend the Corporation's annual meeting of shareholders each year. All members of the Board of Directors of the Corporation attended the Corporation's 2009 annual meeting.

                Currently, no outside Director of Firstbank Corporation serves as a director of another publicly traded company, nor have they during the past 5 years.  Mr. Sullivan has been a director of the Federal Home Loan Bank of Indianapolis since 2004, which has a class of securities registered under the Securities Exchange Act of 1934, as amended.  Mr. Sullivan’s term on this board ended December 31, 2009.

During the past 10 years, no Director of Firstbank Corporation has reported being subject to any legal proceedings as defined within Item 401 of Regulation S-K.

Director Qualifications and Nominations

Directors and nominees are considered, and must be approved by, the directors on the Board who are independent under SEC and NASDAQ Standards.  The Board searches for potential candidates that it identifies by a variety of means as deemed appropriate by the Board.

The Board has not established specific minimum age, education, years of business experience, or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  In general, the Board requires that each of its members will have the highest personal and professional ethics, integrity and values; will consistently exercise sound and objective business judgment; and will have a comfort with diversity in its broadest sense.

Although the board does not have a specific diversity policy, it is anticipated that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a comfort with technology, a long-term and strategic perspective, and the ability to advance constructive debate.  It will be important for the Board as a whole to operate in an atmosphere where the chemistry of the individuals is a key element.

                When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Corporation’s business and structure, the Board of Directors and the independent directors considered the information discussed in each directors biography on pages 3 and 4 above.  The Board of Directors also considered the many years of experience represented by Messrs. Fultz, Goggin, Grant, Roslund and Sullivan, each of whom have been involved with Firstbank Corporation or its subsidiary banks for at least fifteen years.  Each of the Corporation’s directors also has business and personal relationships with people in their respective communities which provide an important connection to the Corporation’s customers.  In addition, the Board of Directors believes that each of the directors has a reputation for honesty, integrity and adherence to high ethical standards.

                With regard to Mr. Goggin, an attorney, the board also considered his legal knowledge and experience which is beneficial in the highly regulated financial services industry.  With regard to Mr. Fultz the board considered his experience in insurance and his experience owning and operating a business.  Mr. Smith also has experience owning and operating a business.  Messrs. Dickinson, Grant and Roslund are each certified public accountants with a thorough knowledge of accounting and financial statements.  Mr. Gardner has extensive experience with real estate development, construction, management, brokerage and maintenance, which is valuable for a community banking organization with a number of locations and for which real estate often serves as collateral for loans.  Mr. Sullivan is an experienced community banker with knowledge of how to operate and manage community banks.

Shareholder nominations may be made directly by a shareholder or by written notice delivered or mailed to the secretary of the Corporation not less than ten (10) nor more than fifty (50) days prior to the annual meeting.  However, if a shareholder wishes the Board of Directors to consider a nomination as a part of a slate of nominees approved by the Board of Directors, the nomination process described below must be followed.

The independent directors will consider shareholder nominations for directors submitted in accordance with the following procedure.  A notice relating to the nomination must be given in writing to the Corporation not later than sixty (60) days nor more than ninety (90) days prior to the anniversary of the prior year's annual meeting.  Such notice must be accompanied by the nominee's written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating shareholder and persons acting in concert with the nominating shareholder.  There are no differences in the manner in which the independent directors evaluate a candidate that is recommended for nomination for membership on the Corporation's Board by a shareholder.  As of this time, the Board has not received any recommended nominations from any of the Corporation's shareholders in connection with the Annual Meeting.

Upon receipt of information concerning a shareholder proposed candidate, the Chair of the Board assesses the Board's needs, primarily whether or not there is a current or pending vacancy or a possible need to fulfill by adding or replacing a director, and then develops a director profile by comparing the current state of Board characteristics with the desired state and the candidate's qualifications.  The profile and the candidate's submitted information are provided to the Board for discussion.  Similarly, if at any time the Board determines there may be a need to add or replace a director, the Chair of the Board develops a Director profile by comparing the current state of Board characteristics with the desired state.  If no candidates are apparent from any source, the Board will determine the appropriate method to conduct a search.  The Board has, to date, not paid any third party fee to assist in identifying and evaluating nominees.

The Corporation has not established a nominating committee because it desires active participation of all Board members in the analysis and process of making nominations.  In addition, nominations are approved by directors who are independent, ensuring the integrity of the nomination process in the same manner that establishing a nominating committee would.  The Board has not adopted nomination charter provisions but it has adopted a formal written board resolution approving the procedure described above.

In making nominations for election to the Board of Directors, the Board of Directors will consider recommendations of shareholders. Shareholders who wish to recommend nominees should submit their recommendations in writing, delivered or mailed, to the Secretary of the Corporation.

Board of Directors Leadership Structure/Role in Risk Oversight

The Board of Directors has chosen to separate the CEO position from the Chairman position.  This separation helps to ensure that control by one person is not achieved.  Also the separation between the CEO and Chairman positions ensures that while we achieve the goal of employee retention (CEO), the Chairman position could be rotated throughout the board members.  Finally, the separate position of Chairman, allows additional leadership to be present among management, in the absence of the CEO or CFO.

The Board of Directors has a major role in the oversight of risk.  Oversight of the various types of risk, i.e., credit risk, liquidity risk, operational risk, reputational risk, and most recently compensation/incentive risk, happens, independently and through work done by the Audit Committee and the Compensation Committee.  Because each member of the Corporation’s Board of Directors is also a Director of one of the Corporation’s subsidiary banks, they are familiar with the types of risk relevant to financial institutions.

Shareholder Communication with the Corporation's Board of Directors

                Shareholders may communicate with members of the Corporation's Board by mail addressed to the full Board, a specific member of the Board, or to a particular committee of the Board at 311 Woodworth Avenue. Alma, Michigan 48801.

Code of Ethics

The Corporation has adopted a Code of Ethics that applies to the Corporation's executive officers (including the Corporation's Chief Executive Officer and principal Financial Officer) and all of the directors.  The Corporation's Code of Ethics is available on the Corporation's website www.firstbankmi.com under Investor Relations and can be obtained free of charge by sending a request to the Corporation's corporate secretary at 311 Woodworth Avenue, Alma, Michigan 48801. Any changes or waivers to the Code of Ethics will be disclosed on the Corporation's website.

Audit Committee

The Audit Committee oversees the Corporation's accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; appoints and approves the compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the auditors to perform the internal audit functions and services which the independent auditors are not permitted to perform; reviews the financial statements to be included in the Corporation's Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Corporation's quarterly financial statements.  The Audit Committee is composed of Messrs. Dickinson, Grant, Roslund, and Smith.   The Audit Committee met 8 times during the fiscal year ended December 31, 2009.

All members of the Corporation's Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards and as defined in Securities and Exchange Commission rules).  Mr. Grant has been designated by the Board as the Audit Committee's financial expert.  Mr. Grant is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.  The Corporation has adopted a written Audit Committee Charter which is available at the Corporation's website www.firstbankmi.com under Investor Relations.

On March 4, 2010, the Audit Committee submitted to the Board the following report.

Audit Committee Report

                We have reviewed and discussed with management the Corporation’s audited consolidated balance sheet as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended  December 31, 2009.

                We have discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

                We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant's independence.

                Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Form 10‑K for the year ended December 31, 2009.

Respectfully submitted, Edward B. Grant, CPA, Chairman Thomas D. Dickinson, CPA, CFP David D. Roslund, CPA Samuel A. Smith

DIRECTOR COMPENSATION

  All of the directors of Firstbank Corporation are also Directors of one or more of the subsidiary banks within the holding company.  As a result, Directors receive compensation for their duties at both the holding company and bank level.  Mr. Sullivan does not receive any Director fees.  Outside Directors of the Corporation and of the subsidiary banks have the option of receiving fees in cash, or using the fees to purchase Firstbank Corporation common stock, except when the fee is noted as being paid in shares of common stock.

Firstbank Corporation purchases compensation data that compares our level of Director Compensation to other banking companies of our size and structure.

Firstbank Corporation and affiliate banks pay the outside Directors as follows:

Corporate Board of Directors	Annual Retainer		Meeting Fee per Meeting Attended
	FBMI Stock	Cash	Cash
Chairman of the Board	500 shares	$3,000
Chairman of the Audit Committee	400 shares	$3,000
Chairman of the Compensation Committee	400 shares	$3,000
All Other Independent Board Members	400 shares	$0
Regular Board Meeting Attended			$700
Teleconference Meeting Attended			$250
Full Day Special Meeting Attended			$1,250
Half Day Special Meeting Attended			$1,000
Committee Meeting Attended			$250

Affiliate Bank Board of Directors (includes all affiliate banks unless otherwise noted*)	Annual Retainer		Meeting Fee per Meeting Attended
	FBMI Stock	Cash	Cash
Chairman of the Board	200 shares	$0
Vice-Chairman of the Board (if applicable)	150 shares	$0
All Other Independent Board Members	100 shares	$0
Regular Board Meeting Attended			$450
*Keystone Community Bank Regular Board Meeting Attended			$600
Full Day Special Meeting Attended			$900
Half Day Special Meeting Attended			$600
Executive Committee Meeting Attended			$200
Committee Meeting Attended			$100
*Chairman of the Keystone Community Bank Audit Committee Meeting Attended			$300
*Keystone Community Bank Committee Meeting Attended			$150

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and NQ Deferred Comp Earnings ($)	All Other Compen-sation ($)	Total ($)
	(1)	(2)(4)	(4)		(3)
William Goggin Chairman	$17,600	$4,550	$0	$0	$0	$0	$22,150
Thomas Dickinson Director	$16,650	$3,295	$0	$0	$0	$0	$19,945
David Fultz Director	$15,050	$3,250	$0	$0	$0	$0	$18,300
Jeff Gardner Director and Compensation Chair	$19,250	$3,658	$0	$0	$0	$0	$22,908
Edward Grant Director and Audit Chair	$21,450	$3,990	$0	$0	$0	$0	$25,440
David Roslund Director	$16,850	$3,250	$0	$0	$0	$0	$20,100
Samuel Smith Director	$16,050	$3,250	$0	$0	$0	$0	$19,300

(1)	Cash fees includes earnings for both the corporate board and bank board, as well as any committees the director serves on.
(2)	Represents shares provided as retainers for both corporate and bank board services, which are unrestricted shares of common stock valued at the market price on the grant date and vests immediately.
(3)

The Firstbank Corporation deferred compensation plan does not guarantee any income stream at retirement/termination.  Each participant recommends the investment of their account balances in a similar line up of funds as the company’s 401(k) plan.  There are no above market earnings as each participant bears the investment risk and return of the various securities they have recommended.

(4)	There are no outstanding equity awards.

COMPENSATION DISCUSSION AND ANALYSIS

The following narrative section discusses and analyzes Firstbank Corporation’s compensation policies, programs and practices for the named executive officers.

Due to the current economic conditions, based on a recommendation by management, with agreement by the Compensation Committee and approval by the Board of Directors, base salaries of the 10 corporate officers, including the named executive officers, were frozen at their December 31, 2008 level.  With our participation in the Capital Purchase Program (CPP), the Compensation Committee has reviewed the required compensation standards, and will continue to assess what changes to our compensation practices, if any, are required within the prescribed time-frames.

Restrictions on Executive Compensation Under Federal Law

On January 30, 2009, the Corporation sold $33 million of its preferred stock and warrants to the U.S. Treasury under the Capital Purchase Program of the Troubled Asset Relief Program ("TARP").  Participants in TARP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the recently enacted American Recovery and Reinvestment Act of 2009 ("ARRA").  Under the ARRA, the Department of Treasury established standards regarding executive compensation relative to the requirements listed below.  These standards have clarified the restrictions and conditions on executive compensation.  The substance of this Compensation Discussion and Analysis is based upon the guidance issued by the Treasury Department as well as our understanding of the substance of ARRA.

As a general matter, and subject to the promulgation of the above-referenced standards, until such time that the Corporation is no longer a TARP participant, we were subject to these requirements during 2009 and will be subject to the following requirements, among others, for 2010:

♦

Maintain a compensation committee to evaluate and limit the potential that the compensation plans would encourage excessive risk or manipulation of earnings, by conducting semi-annual risk assessments, and providing a narrative description of the risk assessment in the annual proxy statement.

♦	Provide for a claw-back (recovery) provision of compensation paid based on materially inaccurate information, to the named executive officers and the 20 next most highly compensated employees.
♦

Golden parachute payments are prohibited during the CPP period to the named executive officers and the next five most highly compensated employees.  This includes payment for the departure for any reason or any payment due to a change in control.  Exceptions include payments for services performed, or benefits accrued and payments made on account of death or disability.

♦

Cannot pay, or accrue, any bonus or incentive compensation – except for restricted stock – for the five most highly compensated employees of the Corporation, which happened to be the named executive officers in 2009.

♦	The Board of Directors must adopt an Excessive/Luxury Expenditures policy.
♦	Perquisites greater than $25,000 for employees that are subject to bonus limitations must be disclosed.
♦	The use of a compensation consultant and their scope must be disclosed.
♦	Tax gross-ups on any payment to the named executive officers and the 20 next most highly compensated employees are prohibited.
♦	A separate, non-binding, shareholder vote to approve the compensation of executives must be held.
♦	The CEO and CFO must certify annually that all compensation standards are being adhered to and completed.

Compensation Consultant Disclosure

The Corporation’s Compensation Committee had been utilizing Rhamberg Stover and Associates, of Birmingham, Michigan, as discussed in previous proxy statements, primarily for compensation data and review of salary ranges.  The Compensation Committee decided, during 2009, that additional expertise in the areas of TARP/CPP was needed to ensure compliance with all standards, and also to have a broader view of the compensation landscape to help us with the retention of our top management.  The Committee contacted several different firms that have specific TARP/CPP experience with a national client base, interviewed four of the top firms, and finally presented proposals from two of them to the Board of Directors.

On January 28, 2010, with the approval of the Board of Directors, the Corporation’s Compensation Committee engaged Amalfi Consulting, LLC of Minneapolis, Minnesota to consult with, and offer guidance to, the committee throughout 2010.  Amalfi Consulting, LLC, is an independent national compensation consulting firm focused exclusively on providing compensation consulting services to banks throughout the country.

Amalfi Consulting, LLC does not provide any services to management and is engaged solely by the Compensation Committee.  The fees associated with the current engagement do not exceed the disclosure requirements of Item 407 of Regulation S-K.  The 2010 engagement includes a compensation review of Executive and Board of Director compensation, support and review of the CD&A and annual Proxy statement, an assessment of overall compliance with TARP restrictions and the semi-annual Risk Review, and finally general consulting advice to the Committee over the course of the year.

The foregoing discussion is intended to provide a background and context for the information that follows regarding our existing compensation programs to those persons who served as our executive officers during 2009 and to assist in understanding the information included in the executive compensation tables included below in our proxy statement.

Compensation Philosophy

The Corporation has adopted, and operates under, a written Compensation Committee Charter which is available at the Corporation's website www.firstbankmi.com under Investor relations.  The Compensation Committee is guided by the following key principles in determining the compensation of the Bank’s senior executives:

Total compensation opportunities must be competitive.  The Committee believes that compensation should reflect the competitive marketplace, which will enable the Company to attract, retain and motivate talented executives.  The total compensation package will be based on the pay opportunities of comparable financial institutions and will be targeted at levels that enable the Bank to compete with other employers.  The comparable market will include comparable financial institutions with positions of similar scope.

Compensation must be performance based.  A significant part of each executive’s compensation should be tied to financial and individual performance, in order to hold executives accountable for the business results of their areas of responsibility, and to encourage and reflect individual contributions to the Bank’s performance in achieving company goals.

Compensation should be aligned with stockholder interests.  We believe that aligning the compensation of bank executives with the interests of stockholders encourages them to focus on shareholder returns.  To this end the compensation package should include reward opportunities that reflect the returns to our shareholders, which will provide motivation for enhancing shareholder value.

We use a variety of compensation elements to achieve our compensation philosophy and goals, including:

♦	Base salaries which are designed to provide executives with a reasonable current income that is sufficiently competitive to enable attraction and retention of leaders in the Bank.
♦	Annual cash incentives which are used to motivate, recognize and reward the achievement of operational, financial and/or strategic goals.
♦

Long-term incentives are provided for the dual purpose of: 1) aligning executives’ interests with stockholders’ long-term interests; and 2) enhancing the benefit to those executives that remain with the bank for extended periods.

At Firstbank Corporation, we have established salary ranges with a goal to have our named executive officers at or near mid-point of their range.  However, for incumbents who are still mastering their role, developing their skills or have relatively limited experience in their position, we would set their base salary between the minimum of the range and the 25th percentile.  Our “at or near” mid-point (25th to 75th percentile) goal is for incumbents who are fully proficient in their role, and who consistently perform up to expectations.  We reserve above the 75th percentile positioning for the top performing and highly-experienced individuals.

Primary Components of Compensation Plans

Base Salary.  The goal of establishing fair and competitive base salaries for the named executive officers is to attract and retain top talent.  Firstbank Corporation believes that our people make a difference in how successful we are as an organization.  The ranges for the base salaries for the named executive officers have been determined using several methods.  First, Firstbank Corporation purchases and reviews salary data to ensure our base salaries are competitive.  Secondly, the Board of Directors engaged outside independent consultants during both 2001 and 2004 to assure that the salaries and salary ranges were reasonable and competitive within the industry.  Thirdly, in 2006 the Compensation Committee retained Rahmberg Stover and Associates of Birmingham, Michigan to analyze the total cash compensation of the named executives, including an assessment of the competitiveness of the base salaries and the salary ranges.

It has been the practice of the company to establish base salaries at or near the mid-point of the range taking into consideration overall individual performance level, an individual’s time and experience in the position, and market forces within the various communities in which we operate.  We believe that our named executives’ base salaries are competitive; however, based upon the work completed in 2007 and 2008 by Rahmberg Stover, the ranges, and some individual base salaries, were adjusted to be more comparable with the market. The Compensation Committee will now start working closely with Amalfi Consulting, LLC in the updating and establishment of salary ranges for our executives.  At the end of 2008, the base salaries of the 10 corporate officers were frozen at their December 31, 2008 levels.

The salary ranges for 2009 were adjusted 1.7%, which is less than the average cost of living increase.  This annual adjustment to the ranges is a routine practice and occurs during mid-year.  Base salaries have not been changed or adjusted since July, 2008.

Annual Short Term Incentive Compensation.  Annual short term incentive compensation is the second component of total cash compensation and is also used to attract and retain top talent.  In early 2007, based upon the work done by Rahmberg Stover, the Compensation Committee recommended, and the board of directors approved, the Firstbank Corporation Management Incentive Compensation Plan for the corporation’s officers, which include the named executives, for 2009.

The Management Incentive Plan’s threshold, target and maximum award levels were determined based on information supplied to the Compensation Committee, which were competitive at that time.  However, going forward our work with Amalfi Consulting, LLC, will review the structure to ensure that it continues to meet the long term needs of the company.

The amounts an individual can earn are highlighted in the Grants of Plan-Based Award table.  The Management Incentive Plan is performance based, and includes an earnings hurdle that must be achieved to activate the plan. If the earnings hurdle is exceeded, the incentive potential can range from 10 – 65% of the individual’s base salary, calculated by measuring the level of performance achieved.  The amounts that can be earned are based on different levels of performance: “threshold” – is the minimum level of performance; “target” – is the planned level of performance; and, “maximum” – is the highest level of performance.

The objective of the Management Incentive Plan is to reward high levels of performance by the corporation and/or the individual units for which the named executives have responsibility, and secondly, to assure that the executive’s total cash compensation is appropriate considering the company’s performance relative to other banking companies.

2009 Management Incentive Plan

	Payout Levels (% of Salaries)			Goal Weighting
	Threshold	Target	Maximum	Corporate Net Income	Business Unit Net Income	Business Unit Goals
Thomas R. Sullivan President & Chief Executive Officer	15%	40%	65%	100%
Samuel G. Stone EVP & Chief Financial Officer	10%	30%	55%	60%		40%
William L. Benear Vice President	10%	30%	55%	50%	30%	20%
Dale A. Peters Vice President	10%	30%	55%	50%	30%	20%
James E. Wheeler, II Vice President	10%	30%	55%	50%	30%	20%

                The 2009 Management Incentive Plan continues to utilize an earnings hurdle that is related to the company’s profit plan for the year.  If the earnings hurdle is not met, then the plan is not activated and no payouts are available to the individual participants.  If the earnings hurdle is achieved, the plan is activated.  Once the plan is activated there are additional triggers in the plan to allow payouts under several different scenarios.  These scenarios include such items as: bank level earnings, loan and deposit growth vs. plan, examination and audit results, and acceptable asset quality measures.

The Management Incentive Plan’s target goal is 100% of planned earnings.  The threshold goal is set at 85% of target, while the maximum goal is set at 125% of target.

2009 Management Incentive Plan Goals and Performance

Thomas R. Sullivan – 2009 MIP Goals
Goal	Weight	Actual Performance	$ Payout
Corporate Net Income/EPS basis	100%	29%	$0

Samuel G. Stone – 2009 MIP Goals
Goal	Weight	Actual Performance	$ Payout
Corporate Net Income/EPS basis	60%	29%	$0
Business Unit Goals	40%	100%	$0

William L. Benear – 2009 MIP Goals
Goal	Weight	Actual Performance	$ Payout
Corporate Net Income/EPS basis	50%	29%	$0
Business Unit Net Income	30%	(802%)	$0
Business Unit Goals	20%	93%	$0

Dale A. Peters – 2009 MIP Goals
Goal	Weight	Actual Performance	$ Payout
Corporate Net Income/EPS basis	50%	29%	$0
Business Unit Net Income	30%	103%	$0
Business Unit Goals	20%	100%	$0

James E. Wheeler, II – 2009 MIP Goals
Goal	Weight	Actual Performance	$ Payout
Corporate Net Income/EPS basis	50%	29%	$0
Business Unit Net Income	30%	81%	$0
Business Unit Goals	20%	95%	$0

If the Management Incentive Plan is activated by achieving the earnings hurdle, risk features have been limited for our named executive officers by additional triggers of non-financial performance measures.  These items include: acceptable audit and examination results, acceptable asset quality measures and acceptable implementation of strategic objectives helping to ensure that the named executive officers are reviewing more than earnings.

                The Management Incentive Plan fits within the company’s compensation objectives by achieving an overall competitive compensation package that is geared to performance.  This component of compensation will only be paid when the financial performance of the company exceeds a pre-set, minimally acceptable level of net income, as determined by the board of directors.  No payments were made under this plan for the years 2007, 2008 or 2009, due to the failure to achieve the earnings threshold.

                The U.S. Department of the Treasury, as required by the ARRA, adopted compensation standards for TARP/CPP participants including a prohibition on bonuses and incentives other than limited amounts of restricted stock.  As a result, these new legislative and regulatory restrictions preclude any payment of cash incentive compensation under the Management Incentive Plan, to the five most highly compensated employees (the named executive officers in 2009), until the Company is no longer a TARP participant.

Stock Option Grants.  Shareholders of Firstbank Corporation approved the establishment of a stock option program in 1993, which was supplemented in 1997, and again in 2006.

The Compensation Committee, with the assistance of and information provided by Rahmberg Stover and Associates, recommended that the board of directors discontinue the practice of providing stock options to all full-time benefit eligible employees.  The board of directors approved this recommendation in 2007, reallocating the shares to key management personnel throughout the company who have the ability to impact the company’s earnings and growth goals.

Based upon a recommendation from the Compensation Committee, the Board of Directors approves the amount and terms of each stock option grant on a discretionary basis.  The company’s practice is to award the options and set the option price at the closing price on the date of the board meeting in which the options are approved.  Firstbank Corporation has never back-dated options, has never granted options at a price lower than the value on the date of the grant, and has not provided special treatment or favorable pricing to any employee including the named executives.

In 2009, the corporation’s named executive officers, who were also the five most highly compensated employees, did not receive any Stock Option awards, pursuant to the compensation restrictions under CPP.

Restricted Stock Grants.  Firstbank Corporation has restricted stock available to grant under the same shareholder approved plan that allows stock option grants.  Restricted stock has been primarily used as an executive recruitment tool, and secondarily to address individual compensation or performance issues.  Normally, restricted stock awards vest over a five year period, vest upon achievement of certain predetermined goals, or vest upon some combination of time and goal achievement.  The largest grant that has been awarded is 2,000 shares.  Grants of restricted stock provide executives with an ownership stake in the company, focusing them on shareholder return.

Firstbank Corporation is beginning to utilize Restricted Stock as a retention and reward tool in an effort to encourage the executive officers to own and maintain a certain level of FBMI shares to continue to keep their interests aligned with the interest of the shareholders.  On January 26, 2009, the Compensation Committee recommended, and the Board of Directors approved restricted stock awards to all of the named executive officers.  These grants vest over 5 years, with 20% of the award vesting on the award’s anniversary date.  Any future restricted stock grants to one of the five most highly compensated employees will need to meet the vesting and transferability requirements of ARRA, so long as the Corporation is a TARP participant.  All awards are reviewed by the Compensation Committee in relation to the overall compensation package of the individual.  The number of shares awarded was determined on a discretionary basis.

401(k) Savings Plan.  The Firstbank Corporation 401(k) Savings Plan is a defined contribution plan, which complies with the requirements of the Internal Revenue Service and allows a variety of investment options, including Firstbank Corporation stock.  During 2007, it was recommended by the Compensation Committee, and approved by the Board of Directors, to change the company’s 401(k) plan to a qualified Safe Harbor 401(k) Plan.  Firstbank Corporation contributes a company “match” that encourages all of our employees to save for their retirement, including the named executive officers.  The amount of the Safe Harbor Match is formula driven at 100% of the first 3% contributed by the employee, and 60% of the next 2% contributed by the employee, for a total of 4.2% of compensation, assuming the employee contributes 5% of their compensation.  The Safe Harbor match is immediately vested to the employee.

The 401(k) Savings Plan is the only company sponsored retirement vehicle for our named executive officers.  The Compensation Committee will be working with Amalfi Consulting, LLC to maintain the competitiveness of the company’s retirement benefits as part of the overall compensation plan.

Perquisites.  Each of the named executives has business development responsibilities and is required to travel from time to time in the normal performance of their duties.

To facilitate the conduct of the company’s business in an appropriate environment, and for entertainment of existing and potential customers, the company maintains memberships in a variety of clubs and organizations.  Each of the named executives is provided membership in one or more civic and social organizations or clubs.  The executive is responsible for maintaining records of the personal use of such clubs, and personal use is reported as compensation.

Company owned automobiles are made available for the use of each of the named executives, and each executive is responsible to record the level of business and personal use of the vehicle assigned.  Personal use of the automobile is reported as compensation to the executive in accordance with IRS regulations.

Firstbank Corporation maintains a modest level of perquisites for executives, and the amounts reported as perquisites consist primarily of personal use of automobiles and clubs.

Deferred Compensation Plan

Firstbank Corporation provided a non-qualified Deferred Compensation plan for senior executives and directors, including the named officers, from 1992 until 2004.  The plan was funded exclusively by the directors and officers from their fees and salaries, respectively, and the company has made no assurance of future value.  Other than administrative and accounting expense, the only other costs to the company was equal to the contribution that the executive would have received in the company’s 401(k) plan had the executive not deferred income into the deferred compensation plan.  The plan was frozen on December 31, 2004, and no additional contributions are allowed.

Through the ICNB acquisition, Firstbank Corporation started administering the ICNB Deferred Compensation plan, which was also funded exclusively by the officer’s salary deferrals.

Both plans were designed to allow the participants to more effectively manage their income tax liability, and were intended to be neutral to the company’s expense.  It provided an opportunity for executives and directors to defer the receipt of income until after they separated from service to the company, a time at which the individual assumes the income will receive more favorable income tax treatment than if the income were taken at present.

As noted below, the amounts shown for aggregate earnings in the Non-Qualified Deferred Compensation Plan table represent the actual earnings achieved on the funds deferred by the named executives.  The company reports this amount as income from the investment of those funds, and records an equal amount of expense for the increased liability to the executive, the net effect of which is neutral to company earnings.

                During 2009, it was determined that the Deferred Compensation plan, which has been frozen since 2004, and the ICNB Deferred Compensation plan, which had no active participants, neither plan was delivering the value they were originally intended to, and to help ease administrative burdens, and lower the overall operating costs, the plans would be terminated.  It was also determined that terminating these plans and paying out the account balances is not materially enhancing an existing benefit or right, or creating a new benefit or right.  Following the administrative procedures and a legal opinion, the assets of the plan are being paid out in accordance with the plan’s documents to minimize the costs to the company.  The distributions are reflected in the table included below under the heading “Executive Compensation – Non-Qualified Deferred Compensation”.

Executive Agreements

The Corporation has entered into change-in-control agreements, referred to as Management Continuity Agreements, with its named executive officers.  These agreements provide certain protections in the event of a change of control of Firstbank Corporation.  The protections provided by the Management Continuity Agreements include lump-sum severance payments and other benefits, as further described under “Executive Compensation - Potential Payments Upon Termination or Change in Control” below.  Severance benefits for the named executive officers are subject to significant limitations due to the Corporation’s participation in the CPP under the U.S. Treasury’s TARP program and ARRA.  Other than the Management Continuity Agreements, the Corporation does not have employment agreements with its named executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
		(1)		(2)	(2)		(3)	(4)
Thomas R. Sullivan President & Chief Executive Officer	2009 2008 2007	$290,000 $278,915 $260,000	$0 $0 $0	$11,520 $24,000 $0	$0 $2,702 $19,600	$0 $0 $0	$0 $0 $0	$17,961 $16,001 $14,837	$319,481 $321,618 $294,437
Samuel G. Stone EVP & Chief Financial Officer	2009 2008 2007	$190,000 $190,000 $184,000	$0 $0 $0	$7,680 $0 $0	$0 $1,737 $12,600	$0 $0 $0	$0 $0 $0	$20,542 $20,714 $23,122	$218,222 $212,451 $219,722
William L. Benear Vice President	2009 2008	$160,000 $151,939	$0 $0	$4,608 $12,000	$0 $1,187	$0 $0	$0 $0	$21,363 $21,757	$185,971 $186,883
Dale A. Peters(5) Vice President	2009 2008 2007	$160,000 $153,954 $142,000	$0 $0 $0	$4,608 $18,000 $0	$0 $1,187 $8,610	$0 $0 $0	$0 $0 $0	$17,646 $19,968 $17,240	$182,254 $193,109 $167,850
James E. Wheeler, II Vice President	2009 2008 2007	$162,000 $157,969 $148,000	$0 $0 $0	$4,608 $13,200 $0	$0 $1,187 $8,610	$0 $0 $0	$0 $0 $0	$15,481 $10,112 $11,058	$182,089 $182,468 $167,668

(1)

Base salaries were frozen at 12/31/08 levels for all corporate officers, including the named executive officers.  The difference between 2009 and 2008 for Mr. Sullivan, Mr. Benear, Mr. Peters and Mr. Wheeler is a result of the 2008 mid-year salary adjustment.  Therefore, the 2008 number includes half a year at the adjusted salary level which became the base salary for 2009.

(2)

Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS123R).  Amounts for 2008 and 2007 have been recalculated using the same methodology in accordance with SEC rules.

(3)

The Firstbank Corporation Non-Qualified Deferred Compensation plan does not guarantee any income stream at retirement/termination.  Each participant recommends the investment of their account balances in a similar line up of funds as the company’s 401(k) plan.  There are no above market earnings as each participant bears the investment risk and return of the various securities they have recommended.

(4)

All other compensation includes; 401(k) match for; Mr. Sullivan of $10,290, Mr. Stone of $8,544, Mr. Benear of $8,844, Mr. Peters of $4,150, and Mr. Wheeler of $10,290, group term life insurance earnings, fringe benefits, perquisites, restricted stock cash dividends, and “opt-out” earnings for employees who decline the company’s group health insurance.

(5)	Mr. Peters retired effective January 1, 2010.

Grants of Plan-Based Award Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan (3)			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards (#)	All Other Option Awards # of Secur-ities Under-lying Options (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres-hold ($)	Tar-get ($)	Maxi-mum ($)
								(1)			(2)
Thomas R. Sullivan	1/26/2009	$43,500 --	$116,000 --	$188,500 --	-- --	-- --	-- --	-- 1,500	-- --	-- --	-- $11,520
Samuel G. Stone	1/26/2009	$19,000 --	$57,000 --	$104,500 --	-- --	-- --	-- --	-- 1,000	-- --	-- --	-- $7,680
William L. Benear	1/26/2009	$16,000 --	$48,000 --	$88,000 --	-- --	-- --	-- --	-- 600	-- --	-- --	-- $4,608
Dale A. Peters	1/26/2009	$16,000 --	$48,000 --	$88,000 --	-- --	-- --	-- --	-- 600	-- --	-- --	-- $4,608
James E. Wheeler II	1/26/2009	$16,200 --	$48,600 --	$89,100 --	-- --	-- --	-- --	-- 600	-- --	-- --	-- $4,608

(1)	The restricted stock awards have a 5 year vesting schedule, with 20% of the award vesting each anniversary date.
(2)	The grant date fair value was computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).
(3)	No awards were earned for 2009 performance results under the non-equity incentive plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	# Securities Unexercised Options (#) Exercisable	# Securities Unexercised Options (#) Unexercisable	Equity Award # of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares of Stock that Have not Vested (#)	Market Value of Shares that have not vested ($)	Equity Awards: # of Unearned Share that have not vested (#)	Equity Awards: Market Value
	(1)						(4)
Thomas R. Sullivan	2,110.65 2,010.14 1,914.32 1,823.26 1,736.44 1,653.75 1,575.00 7,000.00 7,000.00	0.00 0.00 0.00 0.00 0.00 330.75 630.00 4,200.00 5,600.00	0 0 0 0 0 0 0 0 0	14.21 13.51 19.19 26.17 24.46 22.86 22.00 16.00 7.80	11/27/2010 11/30/2011 11/25/2012 11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	1,500(2) 1,600(3)	$12,630 $13,472	n/a n/a	n/a n/a
Samuel G. Stone	14,071.00 1,675.12 1,595.35 1,519.38 1,447.03 1,378.13 1,312.50 4,500.00 4,500.00	0.00 0.00 0.00 0.00 0.00 275.63 525.00 2,700.00 3,600.00	0 0 0 0 0 0 0 0 0	14.21 13.51 19.19 26.17 24.46 22.86 22.00 16.00 7.80	11/27/2010 11/30/2011 11/25/2012 11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	1,000(2) n/a	$8,420 n/a	n/a n/a	n/a n/a
William L. Benear	1,758.88 1,675.12 1,595.35 1,519.38 1,447.03 1,378.13 1,312.50 3,075.00 3,075.00	0.00 0.00 0.00 0.00 0.00 275.63 525.00 1,845.00 2,460.00	0 0 0 0 0 0 0 0 0	14.21 13.51 19.19 26.17 24.46 22.86 22.00 16.00 7.80	11/27/2010 11/30/2011 11/25/2012 11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	600(2) 800(3)	$5,052 $6,736	n/a n/a	n/a n/a
Dale Peters	1,758.88 1,675.12 1,595.35 1,519.38 1,447.03 1,378.13 1,312.50 3,075.00 3,075.00	0.00 0.00 0.00 0.00 0.00 275.63 525.00 1,845.00 2,460.00	0 0 0 0 0 0 0 0 0	14.21 13.51 19.19 26.17 24.46 22.86 22.00 16.00 7.80	11/27/2010 11/30/2011 11/25/2012 11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	600(2) 1,200(3)	$5,052 $10,104	n/a n/a	n/a n/a
James E. Wheeler, II	1,758.88 1,675.12 1,595.35 1,519.38 1,447.03 1,378.13 1,312.50 3,075.00 3,075.00	0.00 0.00 0.00 0.00 0.00 275.63 525.00 1,845.00 2,460.00	0 0 0 0 0 0 0 0 0	14.21 13.51 19.19 26.17 24.46 22.86 22.00 16.00 7.80	11/27/2010 11/30/2011 11/25/2012 11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	600(2) 880(3)	$5,052 $7,410	n/a n/a	n/a n/a

(1)	The stock option awards have a 10 year life and a 5 year vesting schedule with 20% of the award vesting each anniversary date.
(2)	These restricted stock awards were granted on January 26, 2009 and have a 5 year vesting schedule. 20% of the award vests on each anniversary date, in 5 equal amounts beginning January 26, 2010.
(3)

These restricted stock awards were granted on July 28, 2008 and have a 5 year vesting schedule, with 20% of the award vesting each anniversary date.  The first anniversary was July 28, 2009 and the remaining shares will vest in four equal annual amounts.

(4)	Market value based on stock price on 12/31/2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
	(1)		(2)	(2)
Thomas R. Sullivan	n/a	$0.00	400	$2,732
Samuel G. Stone	n/a	$0.00	0	$0.00
William L. Benear	n/a	$0.00	200	$1,366
Dale A. Peters	n/a	$0.00	300	$2,049
James E. Wheeler, II	n/a	$0.00	220	$1,503

(1)	No stock options were exercised during 2009.
(2)

The restricted shares acquired on vesting were from the July 28, 2008 grant, which has a 5 year vesting schedule, with 20% of the award vesting each anniversary date.  The value realized on vesting was determined by the July 28, 2009 closing price of $6.83 per share.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year End ($)	Registrant Contributions in Last Fiscal Year End ($)	Aggregate Earnings in Last Fiscal Year End ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
			(1)	(2)
Thomas R. Sullivan	$0	$0	$3,325	$593,668	$593,675
Samuel G. Stone	$0	$0	$6,194	$13,835	$14,057
William L. Benear	$0	$0	$27,207	$50,745	$51,793
Dale A. Peters	$0	$0	$646	$5,082	$4,991
James E. Wheeler, II	$0	$0	$(33,292)	$263,790	$263,816

(1)	Reflects the increase in market value and distribution of earnings made with respect to the various securities recommended by the participant.
(2)	Distributions are a result of the plan being terminated in 2009, pursuant to the terms of the plan document.

Potential Payments Upon Termination or Change of Control

The Corporation has entered into certain agreements and maintains certain plans that will require it to provide compensation to named executive officers of the Corporation in the event of a termination of employment or a change in control of the Corporation.  The estimated payouts under a variety of termination scenarios for the named executive officers are shown below. All scenarios assume the named executive officer's date of termination is December 31, 2009 (the last business day of the last completed fiscal year) and that the price per share of the Corporation's stock on the date of termination is $8.42 per share (the closing market price as of that day).

In addition, as described in the Compensation Discussion and Analysis section above under the heading "Restrictions on Executive Compensation Under Federal Law”, on January 30, 2009, the Corporation became a participant in the U.S. Department of the Treasury's Capital Purchase Program ("CPP") created under the Emergency Economic Stabilization Act of 2008 ("EESA"). As a result of this transaction, the Company became subject to certain executive compensation restrictions that were in effect on December 31, 2009, as described in the "Compensation Discussion and Analysis" section. The following descriptions are subject to, and qualified in their entirety by, these restrictions.

Voluntary Retirement.  As of December 31, 2009, of the named executive officers, Messrs. Stone, Benear and Peters, met the eligibility for normal retirement (at least 62 years of age with a least five years of service).  Mr. Peters elected to retire effective January 1, 2010.  Upon normal retirement, the outstanding stock options held by a named executive officer become fully vested and are exercisable for a period of 15 months following termination of employment.  Also upon normal retirement, unvested grants of restricted stock held by the named executive officer become fully vested.

As of December 31, 2009, of the named executive officers, Mr. Sullivan was eligible for early retirement (at least 55 years of age with at least 10 years of service).  If a named executive officer were to terminate employment at a time when he was eligible for early retirement, his outstanding stock options would become fully vested and exercisable for a period of 15 months following termination of employment.  Unvested grants of restricted stock are forfeited upon early retirement, although the Compensation Committee may approve acceleration of the vesting of those awards. Such acceleration would typically only be considered in limited retirement situations.

Voluntary or Involuntary Termination.  Other than the arrangements detailed below under "Change of Control Agreements", the Corporation does not have contracts with its named executive officers that would require cash severance payments upon voluntary or involuntary termination of employment.

Disability.  The Corporation offers the same long-term disability insurance to all benefit eligible employees, including the named executive officers.  The plan offers coverage of 50% of base salary up to a limit set by the Corporation's disability carrier. The amounts for disability payments in the case of termination due to disability in the tables below reflect the monthly benefit the executive would receive until age 65 from this fully insured plan.

If an executive's employment terminated due to disability, the executive's stock options become fully vested and continue to be exercisable for one year after the termination of employment due to disability.  Restricted stock awards also vest upon termination due to disability.

Death.  In the event of the death of a named executive officer, stock options and restricted stock granted under the Corporation's stock plans become fully vested. The stock options would continue to be exercisable for one year after death. The Corporation offers life insurance to all benefit eligible employees, including the named executive officers as described under the "All Other Compensation" column of the 2009 Summary Compensation Table.  The amounts for life insurance in the case of termination due to death in the table below reflect the amount of life insurance the executive would receive from this fully insured plan.

Change in Control Agreements.  The Corporation has entered into Management Continuity Agreements (the "Continuity Agreements") with each of the named executive officers.  These agreements provide the individual a severance benefit only if a “change of control” event occurs during the time the agreement remains in effect.  The

Continuity Agreements are for an initial three-year period and on each three year anniversary are extended automatically for an additional three year term unless the Corporation delivers written notice to the named executive officer, at least six months prior to the renewal date, that the Continuity Agreement will not be extended.

 If a “change of control” occurs and the executive’s employment is either involuntary terminated other than for cause, or is voluntarily terminated due to a substantial change in duties, then the affected named executive is entitled to 150% of their highest rate of annual base salary during the 12 months prior to the date of termination, 150% of any incentive bonus that may have been earned through the date of termination, plus continued health insurance, life insurance and disability insurance benefits for two years.    The severance benefit formula is the same for each of the named executive officers, regardless of position.  The salary and benefit continuation payments are guaranteed to the individual if the termination of employment occurs within six months before or two years after the date of the change in control event.   "Cause" for a termination without severance would include willful commission of a felony or other criminal act likely to harm the Corporation, an act of fraud, or a continued willful failure to perform duties.  A substantial change in duties giving the executive the right to terminate employment and collect the benefit would include diminished responsibilities or authority, reduced compensation, reduced benefits or a requirement to relocate.

If any payments or benefits to the executive under the agreement or otherwise would constitute a "parachute payment" under Section 280G of the Internal Revenue Code, then the aggregate present value of such payments and benefits is limited to a maximum of 2.99 times the executive's "base amount" calculated as described in the Continuity Agreements and under the Internal Revenue Code.

In exchange for the right to the severance benefits under certain circumstances as provided for in the Continuity Agreements, the Continuity Agreements contain a non-competition covenant that limits the executive’s ability to compete if he or she is no longer employed by Firstbank Corporation.  The non-competition covenant covers a geographical area within 25 miles of any of our bank’s main offices and is for a period of two years from the date of termination. The non-competition covenant is an important protection for the Corporation.  The non-competition covenant is effective upon execution of the agreement, and is enforceable regardless of whether a “change of control” occurs.

The Corporation believes that the Continuity Agreements can help in attracting and retaining executives by reducing the personal uncertainty that arises from the possibility of a future business combination. Moreover, the Continuity Agreements are designed to offset the uncertainty of executives as to their own futures if a change in control occurs, and make the executives neutral to change in control transactions that are in the best interests of the Corporation and its shareholders, thereby increasing shareholder value.

The U.S. Department of the Treasury, as required by the ARRA, adopted compensation standards for TARP/CPP participants including a prohibition on severance payments, based on a “change in control”, unless for services rendered.  As a result, these new legislative and regulatory restrictions preclude any payment in connection with the severance of a named executive officer, until the Corporation is no longer a TARP participant.

Vesting Upon Change in Control.  The Corporation's restricted stock vests upon a change of control.  No other incentive compensation plan vests upon a change in control.

Termination Scenarios.  If Firstbank Corporation was no longer a TARP participant, the severance benefits that would be paid to the named executive officers, assuming an event that triggered payments as of December 31, 2009, would be as follows:

Termination Scenarios as of December 31, 2009

Named Executive Officer	Voluntary or Involuntary Termination Absent a Change in Control (1)	Change in Control Without a Qualifying Termination ($) (2)	Qualifying Termination in Connection with Change in Control ($) (3)	Termination in the Event of Retirement ($) (4)	Termination in the Event of Disability ($) (5)	Termination in the Event of Death ($) (6)
Thomas R. Sullivan	$0	$26,102	$476,702	$0	$716,102	$526,102
Samuel G. Stone	$0	$8,420	$309,020	$10,652	$98,420	$388,420
William L. Benear	$0	$11,788	$267,388	$13,313	$201,788	$331,788
Dale A. Peters	$0	$15,156	$270,756	$16,681	$15,156	$335,156
James E. Wheeler, II	$0	$12,462	$271,062	$0	$1,732,462	$336,462

(1)

This column represents voluntary or involuntary termination absent change in control, retirement, disability or death.  The named executive officers do not have employment agreements entitling them to cash compensation upon termination of employment absent a change of control.

(2)	The amounts shown in this column reflect the value of restricted stock with respect to which transferability restrictions would have lapsed if a change of control had occurred on December 31, 2009.
(3)

The amounts shown in this column reflect the value of compensation and benefits payable under the Continuity Agreements, including a lump sum cash payment equal to 1.5 times the executive's base salary and two years of benefits continuation.  The value of benefits continuation included in this column is $15,600 for each named executive officer which is an estimate based on current premium expenditures.  This column also includes the value of restricted stock that would automatically vest upon a change of control (the dollar amount shown separately in column 2 titled "Change in Control Without a Qualifying Termination").

(4)

Represents the value of accelerated vesting of stock options upon normal retirement.  As of December 31, 2009, only Mr. Stone, Mr. Benear and Mr. Peters were eligible for normal retirement and the amount shown represents $0.62 per share, which is the amount the December 31, 2009 closing price exceeded the exercise price, with respect to the shares of unvested stock options.  This column also includes the value of restricted stock that would automatically vest upon a change of control (the dollar amount shown separately in column 2 titled "Change in Control Without a Qualifying Termination").

(5)

Disability termination amounts include the value of restricted shares with respect to which restrictions would have lapsed had the executive become disabled as of December 31, 2009 (the dollar amount shown separately in column 2 titled "Change in Control Without a Qualifying Termination").  The amounts shown also include the amount of monthly disability benefit payable until age 65 from a fully insured disability benefit plan offered to all of the corporation’s benefit eligible employees.

(6)

Death termination amounts include the value of restricted shares with respect to which restrictions would have lapsed upon death (the dollar amount shown separately in column 2 titled "Change in Control Without a Qualifying Termination").  The amounts shown also include the total death benefit from a fully insured life insurance benefit plan offered to all of the corporation’s benefit eligible employees.

COMPENSATION COMMITTEE REPORT

                The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) or Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.  The Committee met 5 times throughout 2009.

                The Firstbank Corporation Compensation Committee has reached the conclusion, through a comprehensive risk assessment, that the compensation programs and practices at Firstbank Corporation do not encourage employees, including the named executive officers, to take unnecessary and/or excessive risk that would threaten the value of the corporation.  The risk assessment included various discussions, review, and evaluation of the corporation’s compensation plans and practices.  The most recent risk assessment was completed and approved by the Compensation Committee on March 8, 2010.  Certification of the completion of the risk assessment has been filed with the Chief Compliance Officer of the Office of Financial Stability at the Department of Treasury as required.

                The risk assessment reviewed the following; the mix of base salary and incentive compensation to determine that the ratio was appropriate; a variety of performance metrics to ensure that the plan’s performance metrics do not focus solely on short-term results; performance goals and payout curves to ensure that the plan’s goals and payouts are in line with industry standards; the amount of equity incentives to make sure the plans did not over emphasize equity grants; various stock ownership requirements to help the participants of these plans to think long-term, and the performance appraisal process to ensure the system does not favor quantitative achievements.

                Risk features have been limited in the compensation plans for our named executive officers by the additions of non-financial performance measures.  Items such as acceptable audit and examination results, acceptable asset quality measures and acceptable implementation of strategic objectives help to ensure that the named executive officers have a long-term view and that manipulation of earnings would not enhance their compensation.

           The Firstbank Corporation Compensation Committee hereby certifies:

♦	It has reviewed with senior risk officers all SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Firstbank Corporation;
♦	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Firstbank Corporation; and
♦

It has reviewed the employee compensation plans to eliminate the features of these plans that would encourage the manipulation of reported earnings of Firstbank Corporation to enhance the compensation of any employee.

Respectfully submitted, Jeff A. Gardner, Chairman David W. Fultz David D. Roslund Samuel A. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                The Compensation Committee is comprised of outside members of the Board of Directors of the Corporation.  Mr. Sullivan, the President and Chief Executive Officer of the Corporation, has served on the Board of Directors and participated in deliberations concerning compensation of other executive officers.  Mr. Sullivan, however, has been excused from meetings at which decisions with respect to his own compensation have been discussed and made.

PROPOSAL 2:    ADVISORY VOTE ON FIRSTBANK CORPORATION’S EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”), which expanded the executive compensation requirements previously imposed by the EESA and TARP.  Under these new requirements, any reporting company that has received or will receive financial assistance under TARP must permit a separate shareholder vote to approve the reporting company’s executive compensation, as disclosed in the reporting company’s Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the SEC, in any proxy or consent or authorization for an annual or other meeting of its shareholders during the period in which any obligation arising from financial assistance provided under TARP remains outstanding.

Firstbank Corporation’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the 2010 Annual Meeting. As set forth in the ARRA, this vote will not be binding on, or overrule, any decisions by Firstbank Corporation’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of Firstbank Corporation’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Board of Directors has determined to allow shareholders to provide an advisory vote on Firstbank Corporation’s executive pay programs and policies through the following resolution:

RESOLVED, that the shareholders approve Firstbank Corporation’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the named executive officers’ compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Vote Required.  Approval of this proposal will require the affirmative vote of a majority of the Firstbank Corporation Common Shares represented in person or by proxy at the Annual Meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                The Exchange Act requires the Corporation’s directors, officers and persons who own more than 10% of the Corporation’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  SEC regulations require such reporting persons to furnish the Corporation with copies of all such reports they file.  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Corporation believes that from January 1, 2009 through December 31, 2009, its directors, officers and greater than 10% shareholders complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                Directors and officers of the Corporation and their associates were customers of, and had transactions with, the Corporation’s subsidiary banks in the ordinary course of business between January 1, 2009 and December 31, 2009. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. All loans to directors, officers and their associates were current as of December 31, 2009.

The Corporation and its subsidiary banks are subject to Federal Reserve Board Regulation O which governs extensions of credit by the Corporation's banks to any executive officer, Director or principal shareholder of the Corporation or its banks.  We have established processes for reviewing and approving related party transactions.  Related party transactions are approved by the Board of Directors of the appropriate entity.  The related parties do not participate in the deliberations or voting regarding the approval or ratification of the related party transaction.   We disclose related party transactions in our proxy statement to the extent required by the Securities and Exchange Commission.

PROPOSAL 3:    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

                The Audit Committee has selected Plante & Moran, PLLC (“Plante”), as independent auditors for the Company, for the fiscal year ending December 31, 2010.  The services provided to the Corporation and our subsidiaries by Plante for 2009 and 2008 are described above the caption “Relationship with Independent Certified Public Accountants.”

                We are asking shareholders to ratify the selection of Plante as our independent auditors.  Although ratification is not legally required, the Board is submitting the selection of Plante to our shareholders for ratification as a matter of good corporate governance.  Representatives of Plante are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.  All broker non-votes will be treated as votes cast on this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.

                If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board.  Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                The financial statements of the Corporation for the year ended December 31, 2009, have been examined by Plante & Moran, PLLC, certified public accountants, as independent auditors of the Corporation for the 2009 fiscal year.  A representative of Plante & Moran, PLLC will be at the annual meeting of shareholders and will have an opportunity to make a statement and be available to answer appropriate questions.

                Audit Fees. The following table shows the fees for professional services paid to Plante & Moran, PLLC, for audit and other services they provided to Firstbank for 2009 and 2008:

	2009	2008
Audit Fees (1)	$ 241,000	$ 217,487
Tax Fees (2)	44,695	28,925
All Other Fees (3)	17,350	10,000

(1)

Includes the aggregate fees billed for professional services rendered by Plante & Moran, PLLC for the audit of Firstbank’s annual financial statements, and review of financial statements included in Firstbank’s quarterly reports on Form 10-Q. Included in audit fees are aggregate fees billed for the audit of the Corporation’s Sarbanes/Oxley section 404 compliance for internal controls.

(2)	Principally tax compliance services (including U.S. federal and state tax returns), review of quarterly tax computations and consultations regarding various tax strategies.
(3)

All Other Fees are charges associated with review of SEC documents and computations related to consultation regarding the audit of FBMI Risk Management Services, Inc. and consultations on various accounting projects.

The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for Firstbank by its independent auditors.  Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to the Audit Committee chairman who can act alone for circumstances when pre-approval is not obtained from the full Audit Committee.  Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting.  For 2009 and 2008, all of the services described in the table above were approved by the Audit Committee.

SHAREHOLDER PROPOSALS

                Shareholder proposals intended to be presented at the 2011 annual meeting must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting by November 24, 2010. Shareholder proposals should be made in accordance with Rule 14a‑8 promulgated under the Securities Exchange Act of 1934, as amended, and should be addressed to Samuel G. Stone, Secretary, Firstbank Corporation, 311 Woodworth Avenue, Alma, Michigan 48801.

MISCELLANEOUS

                We will furnish to any shareholder (without charge) a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission, except for exhibits, upon written or oral request to Firstbank Corporation, Attention: Samuel G. Stone, Secretary, 311 Woodworth Avenue, Alma, Michigan, 48801; telephone: 989-466-7328.

                The Board of Directors does not know of any other business to be presented to the Annual Meeting and does not intend to bring other matters before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the Proxy will vote thereon according to their best judgment and interest of the company.

                Proxies to be solicited by the Corporation to vote at the annual meeting of shareholders to be held in 2010 may confer discretionary authority on the persons named as proxies to vote on any matter if the Corporation does not have notice of the matter by February 1, 2010.  No shareholder has informed the Company of any intention to propose any other matter to be acted upon at the Annual Meeting.  Accordingly, the persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this Proxy Statement.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRSTBANK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For Annual Meeting of Shareholders On April 26, 2010	1.	IN THE ELECTION OF DIRECTORS (except as marked to the contrary below):	For With- For All Hold Except ☒ ☒ ☒

     The undersigned, a shareholder of FIRSTBANK CORPORATION, hereby appoints THOMAS R. SULLIVAN and SAMUEL G. STONE as proxies, each with full power to act without the other and to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all shares of Firstbank Corporation that the undersigned is entitled to vote at the annual meeting of shareholders of Firstbank Corporation to be held April 26, 2010 and at any adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
	2.	To provide advisory approval of Firstbank's executive compensation program.	For Against Abstain ☒ ☒ ☒
	3.	To ratify the appointment of Plante & Moran, PLLC as independent auditors for 2010.	For Against Abstain ☒ ☒ ☒
	3.	Upon all matters which may properly come before the meeting, including matters incident to the conduct of the meeting or any adjournments thereof.	For Against Abstain ☒ ☒ ☒

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN A MANNER DIRECTED HEREIN BY THE BELOW SIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" ADVISORY APPROVAL OF FIRSTBANK'S EXECUTIVE COMPENSATION PROGRAM, "FOR" RATIFICATION OF THE AUDITORS, AND IN THE PROXIES' DISCRETION ON OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.

Please be sure to date and sign this proxy card in the box below. Date , 2010 Shareholder sign above Co-holder (if any) sign above

     Please sign exactly as your name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership or limited liability company, please sign in partnership or company name by authorized person.

é Detach above card, sign, date and mail in postage paid envelope provided. é

FIRSTBANK CORPORATION

PLEASE MARK/SIGN, DATE AND RETURN THIS PROXY

PROMPTLY USING THE ENCLOSED ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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